EXHIBIT 5.1

                (Opinion of Blackburn & Stoll, LC)


                      BLACKBURN & STOLL, LC
                         Attorneys at Law
                   77 West 200 South, Suite 400
                      Salt Lake City, Utah
                            84101-1609


                     Telephone (801) 521-7900
                        Fax (801) 521-7965


                           June 2, 2000


Flexpoint Sensor Systems, Inc.
6906 South 300 West
Midvale, Utah 84047

     Re: Legality of Securities to be Registered under Registration Statement on Form SB-2 (No. 333-36980)

Gentlemen:

     This opinion is delivered in our capacity as counsel to Flexpoint Sensor Systems, Inc. (the "Company") in connection with the Company's registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 6,006,697 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), consisting of up to up to 3,760,000 shares of Common Stock issueable upon conversion of convertible debentures (the "Debenture Stock") in the principal amount of $3,500,000 and up to 2,246,697 shares of Common Stock issuable upon the exercise of warrants (the "Warrant Stock"). The Debenture Stock and the Warrant Stock are held by Aspen Capital Resources, LLC.

     We have examined the Certificate of Incorporation, as amended, of the Company on file with the Secretary of State of the State of Delaware, the Bylaws of the Company, such records of corporate proceedings of the Company and certificates of corporate officers of the Company as we have deemed appropriate for the purposes of this opinion, the Registration Statement and the exhibits thereto.

     The law covered by the opinions expressed herein is limited to the law of the State of Utah, Delaware General Corporation Law (including statutory provision and also all applicable provisions of the Delaware Constitution and reported judicial decision interpreting these laws) and the federal law of the United States.

     Based upon the foregoing, we are of the opinion that:

     (A) The shares of Debenture Stock have been authorized for issuance and reserved by the Company and will be, when issued and delivered against the conversion price therefor in accordance with the terms set forth in the Registration Statement and in the debentures, validly issued, fully paid and nonassessable.

     (B) The shares of Warrant Stock have been authorized for issuance and reserved by the Company and will be, when issued and delivered against the exercise price therefor in accordance with the terms set forth in the Registration Statement and in the warrant agreement, validly issued, fully paid and nonassessable.

     We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Blackburn & Stoll, LC